Exhibit 10.1

[IGT Letterhead]

____________, 2014

[NAME]
[ADDRESS]
[ADDRESS]

Re:	Letter Amendment to Performance Restricted Stock Unit Award Agreements (Fiscal Year 2013 and 2014 Grants)

Dear [NAME]:

Reference is made to the Performance Restricted Stock Unit Award - 2013 that evidences the grant to you by International Game Technology (the "Company") of performance-based restricted stock units granted to you in December 2012, and the Performance Restricted Stock Unit Award - 2014 that evidences the Company's December 2013 grant to you of performance-based restricted stock units (the "Award Agreements").  Capitalized terms used in this letter agreement and not otherwise defined herein will have the meanings ascribed to such terms in the Award Agreements.

The purpose of this letter agreement is to amend the provisions of each of your Award Agreements that are applicable to a Change in Control Event.  By signing below, you and the Company agree that Section 9 of each Award Agreement is amended to provide that, if a Change in Control Event occurs after the date hereof and prior to the last day of the Company's 2016 fiscal year, for purposes of determining the number of stock units subject to the Award Agreements that are eligible to vest with respect to each Performance Period in progress at the time of such Change in Control Event, both the earnings per share ("EPS") performance condition and the total shareholder return ("TSR") performance condition applicable to each such Performance Period will be deemed satisfied at the target/100% level (as opposed to the current terms of the Award Agreements which provide that upon such a Change in Control Event, the EPS performance condition would be deemed satisfied at the target/100% level and the TSR performance condition would be determined based on actual TSR performance through the date of the closing of the Change in Control Event).

This letter agreement does not modify any other terms of the Award Agreements except as expressly set forth above (including, without limitation, the termination of employment provisions set forth therein).

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

International Game Technology
[NAME, TITLE]

Acknowledged and Agreed:

By:
            [NAME]